UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

LIVENT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee paid previously with preliminary materials
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LIVENT CORPORATION
1818 Market Street
Philadelphia, PA 19103

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 17, 2022 FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022

This Supplement to Proxy Statement, dated March 23, 2022 (this “Supplement”), supplements the definitive proxy statement filed by Livent Corporation (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on March 17, 2022 (the “2022 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2022 Annual Meeting of Stockholders, scheduled to be held on Tuesday, April 26, 2022 at 2:00 PM EDT (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about March 23, 2022.

Updated Information Regarding Proposal 6

The New York Stock Exchange (“NYSE”) notified the Company of the NYSE’s ruling that Proposal 6 in the 2022 Proxy Statement (to amend the Company’s Certificate of Incorporation to eliminate provisions that have become obsolete since the Company’s spin-off from FMC Corporation) is a “routine” matter under NYSE rules. Therefore, brokers may vote uninstructed shares regarding Proposal 6. The 2022 Proxy Statement previously advised stockholders that Proposal 6 is a non-discretionary or “non-routine” matter. As a result of NYSE’s ruling, if you own your shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee is permitted in its discretion to cast a broker vote with respect to your shares on Proposal 6. If you wish to prevent your bank, broker or other nominee from voting on Proposal 6 in their discretion, you should complete, sign and submit your voting instruction card or provide voting instructions to your bank, broker or nominee by internet or telephone as described under the caption “Information About Voting – How to Vote” on page 6 of the 2022 Proxy Statement, specifying the manner in which you want your shares to be voted. You may also attend and cast your vote at the Annual Meeting by following the instructions set forth in the 2022 Proxy Statement under the caption “Instructions for the Virtual Annual Meeting” on page 5 of the 2022 Proxy Statement.

Furthermore, the section titled “Information About Voting – Abstentions or Lack of Instructions to Banks or Brokers” on page 7 of the 2022 Proxy Statement is hereby revised to read in its entirety as follows:

“Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2 through 6, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange (“NYSE”) rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm (Proposal 2) and the amendment to the Certificate of Incorporation to eliminate obsolete provisions (Proposal 6) are considered routine matters, but the election of directors (Proposal 1), the non-binding advisory vote regarding named executive officer compensation (Proposal 3), the amendments to the Certificate of Incorporation and By-Laws to declassify the Board of Directors (Proposal 4) and the amendment to the Certificate of Incorporation to eliminate supermajority voting requirements (Proposal 5) are considered non-routine matters.

In the event of a broker non-vote in the election of directors (Proposal 1) or the non-binding advisory vote regarding named executive officer compensation at the Annual Meeting (Proposal 3), the broker non-vote will not have any effect on the outcome in as much as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted. In the event of a broker non-vote with respect to the amendments to the Certificate of Incorporation and By-Laws to declassify the Board of Directors (Proposal 4) or the amendment to the Certificate of Incorporation to eliminate supermajority voting requirements (Proposal 5), the broker non-vote will have the effect of a vote against the proposals inasmuch as adoption of Proposals 4 and 5 requires the affirmative vote of the holders of at least 80% of all outstanding shares of common stock entitled to vote at the meeting.”

Except as described in this Supplement, none of the items or information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2022 Proxy Statement contains other important additional information.This Supplement should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.